Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.
Release Date:	April 23, 2020	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Its First Quarter Distribution

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s first quarter 2020 cash distribution. The distribution of $0.477891 per common unit represents activity for the three-month period ended March 31, 2020 and is payable on May 14, 2020 to common unitholders of record as of May 4, 2020.

Cash receipts attributable to the Partnership’s Royalty Properties during the first quarter totaled approximately $12.1 million. Approximately 87% of these receipts reflect oil sales during December 2019 through February 2020 and gas sales during November 2019 through January 2020, and approximately 13% from prior sales periods. Cash receipts attributable to the Partnership’s Net Profits Interests during the first quarter totaled approximately $7.0 million. Approximately 75% of these receipts reflect oil sales and gas sales during November 2019 through January 2020, and approximately 25% from prior sales periods.

The Annual Meeting of Limited Partners of Dorchester Minerals, L.P. has been changed to 2:00 p.m. Central Time on Monday, May 18, 2020, and from an in-person meeting to a virtual meeting. Unitholders may not attend the meeting in person, but will be able to access the 2020 Annual Meeting webcast at www.virtualshareholdermeeting.com/DMLP2020. Additional information may be found in our news release dated April 3, 2020.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 27 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Although a portion of Dorchester Minerals, L.P.’s income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Dorchester Minerals, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Dorchester Minerals, L.P.’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate for individuals or corporations, as applicable. Nominees, and not Dorchester Minerals, L.P., are treated as withholding agents responsible for withholding on distributions received by them on behalf of non-U.S. investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.